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As filed with the Securities and Exchange Commission on April 29, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

AMERICAN HOMES 4 RENT
(Exact name of registrant as specified in governing instruments)

30601 Agoura Road, Suite 200
Agoura Hills, California 91301
(805) 413-5300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sara H. Vogt-Lowell
Senior Vice President and Chief Legal Officer
American Homes 4 Rent
30601 Agoura Road, Suite 200
Agoura Hills, California 91301
(805) 413-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James E. Showen G. Allen Hicks Hogan Lovells US LLP 555 Thirteenth Street N.W. Washington, D.C. 20004 Phone: (202) 637-5600 Facsimile: (202) 637-5910	William J. Cernius Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 Phone: (714) 540-1235 Facsimile: (714) 755-8290

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-194979

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Series C participating preferred shares of beneficial interest, $0.01 par value per share ("Series C Participating Preferred Shares")	$25,875,000	$3,332.70

Class A common shares of beneficial interest, $0.01 par value per share ("Class A Common Shares")	(3)	(3)

(1)
The Registrant previously registered Series C Participating Preferred Shares for a proposed maximum offering price of $186,875,000 on a Registration Statement on Form S-11 (File No. 333-194979), as amended, for which a filing fee of $24,069.50 was paid. This Registration for a proposed maximum aggregate offering price of $25,875,000 represents an additional 1,035,000 Series C Participating Preferred Shares at the public offering price of $25.00 per share.

(2)
Includes the offering price of Series C Participating Preferred Shares that may be purchased by the underwriters pursuant to their overallotment option.

(3)
We are registering up to $25,875,000 of our Class A Common Shares, which may be issuable upon conversion of the Series C Participating Preferred Shares at our option after March 31, 2018. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee payable with respect to the Class A Common Shares issuable upon conversion of the Series C Participating Preferred Shares because no additional consideration will be received in connection with any conversion.

          This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act.

 Explanatory Note and Incorporation of Certain Information by Reference

        This registration statement is being filed pursuant to Rule 462(b) ("Rule 462(b)") under the Securities Act of 1933, as amended, and General Instruction G of Form S-11, and includes the registration statement facing page, this page, the signature page, an exhibit index, opinions of counsel and the accountants' consent. Pursuant to Rule 462(b), the contents of our registration statement on Form S-11, as amended (File No. 333-194979), including the exhibits thereto, which was declared effective by the Securities and Exchange Commission on April 29, 2014 (the "Initial Registration Statement"), are incorporated by reference into this registration statement. This registration statement covers the registration of an additional $25,875,000 of our Series C participating preferred shares of beneficial interest, $0.01 par value per share ("Series C Participating Preferred Shares"), for sale in the offering related to the Initial Registration Statement, representing an additional 1,035,000 Series C Participating Preferred Shares at the public offering price of $25.00 per share.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Agoura Hills, state of California on April 29, 2014.

AMERICAN HOMES 4 RENT
By:	/s/ DAVID P. SINGELYN David P. Singelyn Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ DAVID P. SINGELYN David P. Singelyn Chief Executive Officer, Interim Chief Financial Officer and Trustee (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	Date: April 29, 2014
By:	* B. Wayne Hughes (Non-Executive Chairman)	Date: April 29, 2014
By:	* John Corrigan Chief Operating Officer and Trustee (Trustee)	Date: April 29, 2014
By:	* Dann V. Angeloff (Trustee)	Date: April 29, 2014
By:	* Matthew J. Hart (Trustee)	Date: April 29, 2014
By:	* James H. Kropp (Trustee)	Date: April 29, 2014

By:	* Lynn Swann (Trustee)	Date: April 29, 2014
By:	* Kenneth Woolley (Trustee)	Date: April 29, 2014
*By:	/s/ DAVID P. SINGELYN Attorney-in-fact

 EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered
8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters
23.1	Consent of BDO USA, LLP
23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
23.3	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)
24.1	Power of Attorney (filed as Exhibit 24.1 to the Registration Statement on Form S-11 filed by the registrant on April 1, 2014 (File No. 333-194979))

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CALCULATION OF REGISTRATION FEE
Explanatory Note and Incorporation of Certain Information by Reference
SIGNATURES
EXHIBIT INDEX